Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2011 Earnings

April 28, 2011, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2011. Total revenue for the three months ended March 31, 2011 (“2011 Quarter”) decreased 4.1% to $41,820,000 compared to $43,613,000 for the three months ended March 31, 2010 (“2010 Quarter”). Operating income, which is net income available to common stockholders before income attributable to the noncontrolling interest and preferred stock dividends, decreased 33.4% to $8,406,000 for the 2011 Quarter compared to $12,612,000 for the 2010 Quarter. Net income available to common stockholders was $3,524,000, or $0.19 per diluted share, for the 2011 Quarter compared to net income available to common stockholders of $6,768,000, or $0.37 per diluted share, for the 2010 Quarter. From time to time, non-recurring events impact earnings and the 2011 Quarter was negatively affected by two such occurrences. The $3,244,000 decline in net income compared to the 2010 Quarter was almost entirely due to 1) the collection in the 2010 Quarter of $1,939,000 of past due rents from a former tenant , and 2) a loss of $1,435,000 arising from the start of operations during the initial lease-up period at the newly constructed Clarendon Center when construction interest expense and depreciation and amortization exceeded the property operating income. Also of significance during the 2011 Quarter were the offsetting affects of a $1,100,000 property income decline due to reduced occupancy in the Mixed-Use portfolio, and a comparative $1,200,000 property income increase due to lower 2011 snow removal expenses.

Same property revenue for the total portfolio decreased 10.1% for the 2011 Quarter compared to the 2010 Quarter and same property operating income decreased 8.6%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 6.5% for the 2011 Quarter compared to the 2010 Quarter. The primary cause of this decrease was the prior year’s collection of rents and other past due charges from a former anchor tenant. Excluding this one-time revenue, same property shopping center operating income increased 1.7% compared to the prior year. Same property operating income in the mixed-use portfolio decreased 16.3% for the 2011 Quarter compared to the 2010 Quarter, primarily due to decreased occupancy.

As of March 31, 2011, 89.6% of the commercial portfolio (all properties except Clarendon Center’s apartments) was leased compared to 91.6% at March 31, 2010. On a same property basis, 90.2% of the commercial portfolio was leased, compared to the prior year level of 91.6%. The Clarendon Center apartments were 92.2% leased at March 31, 2011. The 2011 commercial leasing percentages decreased due to a net decrease of approximately 115,000 square feet of leased space, of which approximately 94,000 square feet was attributable to mixed-use properties.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 18.9% to $12,871,000 in the 2011 Quarter compared to $15,862,000 for the 2010 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 20.9% to $0.53 per share for the 2011 Quarter compared to $0.67 per share for the 2010 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO decreased in the 2011 Quarter compared to the 2010 Quarter primarily due to (1) the collection of rents and other past due charges from a former anchor tenant in the 2010 Quarter ($1,939,000 or $0.08 per diluted share), (2) reduced occupancy in the Mixed-Use portfolio ($1,101,000 or $0.05 per diluted share) and (3) the start of operations at Clarendon Center ($489,000 or $0.02 per diluted share ), all of which was partially offset by (4) the improvement in property operating income resulting from reduced snow removal expense, net of tenant recoveries, compared to the 2010 Quarter ($1,200,000 or $0.05 per diluted share).

In light of the current favorable long-term interest rate environment and the potential for future interest rate increases, in late March 2011, the Company replaced its Clarendon Center construction loan with long-term financing. The new 15-year, $125 million loan requires monthly payments of principal and interest based upon a 5.31% interest rate and 25 year amortization schedule. The loan proceeds repaid the $104 million outstanding under the construction loan, and provided net cash proceeds of approximately $20 million, which will be used primarily to fund the remaining Clarendon Center development costs. At March 31, 2011, approximately 97% of the Company’s total debt consisted of fixed-rate, amortizing non-recourse mortgage loans, none of which matures before October 2012.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 55 community and neighborhood shopping center and mixed-use properties totaling approximately 9.0 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:     Scott V. Schneider

          (301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Real estate investments
Land	$278,313	$275,044
Buildings and equipment	906,417	870,143
Construction in progress	50,677	78,849

	1,235,407	1,224,036
Accumulated depreciation	(303,958)	(296,786)

	931,449	927,250
Cash and cash equivalents	33,106	12,968
Accounts receivable and accrued income, net	36,771	36,417
Deferred leasing costs, net	18,248	17,835
Prepaid expenses, net	2,694	3,024
Deferred debt costs, net	7,211	7,192
Other assets	13,854	9,202

Total assets	$1,043,333	$1,013,888

Liabilities
Mortgage notes payable	$722,132	$601,147
Construction loans payable	19,409	110,242
Dividends and distributions payable	12,464	12,415
Accounts payable, accrued expenses and other liabilities	20,663	23,544
Deferred income	26,737	26,727

Total liabilities	801,405	774,075

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	187	186
Additional paid-in capital	195,477	189,787
Accumulated deficit and other comprehensive income/loss	(132,123)	(129,345)

Total Saul Centers, Inc. stockholders’ equity	242,869	239,956
Noncontrolling interest	(941)	(143)

Total stockholders’ equity	241,928	239,813

Total liabilities and stockholders’ equity	$1,043,333	$1,013,888

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue
Base rent	$32,697	$31,665	$126,518	$125,727
Expense recoveries	7,426	8,722	29,534	29,442
Percentage rent	375	358	1,458	1,326
Other	1,322	2,868	6,036	4,473

Total revenue	41,820	43,613	163,546	160,968

Operating expenses
Property operating expenses	6,633	7,638	23,198	21,301
Provision for credit losses	515	197	1,337	919
Real estate taxes	4,482	4,682	17,793	17,754
Interest expense and amortization of deferred debt costs	10,294	8,591	34,958	34,689
Depreciation and amortization of deferred leasing costs	8,324	7,044	28,474	28,150
General and administrative	3,166	2,849	13,968	12,956

Total operating expenses	33,414	31,001	119,728	115,769

Operating income	8,406	12,612	43,818	45,199
Acquisition related costs	(74)	—	(1,179)	—

Income from continuing operations	8,332	12,612	39,709	43,318
Discontinued operations:
Loss from operations of property sold	—	(38)	(115)	(88)

Net income	8,332	12,574	43,185	43,230
Income attributable to the noncontrolling interest	(1,023)	(2,021)	(6,422)	(6,517)

Net income attributable to Saul Centers, Inc.	7,309	10,553	36,763	36,713
Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

Net income available to common stockholders	$3,524	$6,768	$21,623	$21,573

Per share net income available to common stockholders :
Diluted	$0.19	$0.37	$1.15	$1.19

Weighted average common stock :
Common stock	18,659	18,084	18,659	18,084
Effect of dilutive options	95	82	95	82

Diluted weighted average common stock	18,754	18,166	18,754	18,166

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$8,332	$12,574	$43,185	$43,230
Add: Real property depreciation and amortization	8,324	7,044	28,474	28,150
Add: Real property depreciation - discontinued operations	—	29	103	114

FFO	16,656	19,647	65,696	71,165
Less: Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

FFO available to common shareholders	$12,871	$15,862	$50,556	$56,025

Weighted average shares :
Diluted weighted average common stock	18,754	18,166	18,754	18,166
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	24,170	23,582	24,170	23,582

Per share amounts:
FFO available to common shareholders (diluted)	$0.53	$0.67	$2.09	$2.38

Reconciliation of net income to same property operating income:
Net income	$8,332	$12,574	$43,185	$43,230
Add: Interest expense and amortization of deferred debt costs	10,294	8,591	34,958	34,689
Add: Depreciation and amortization of deferred leasing costs	8,324	7,044	28,474	28,150
Add: Depreciation and amortization - discontinued operations	—	29	103	114
Add: Acquisitions & developments	74	—	1,179	—
Add: General and administrative	3,166	2,849	13,968	12,956
Less: Interest Income	(14)	—	(33)	(9)
Less: Valuation of interest rate swap	(87)	—

Property operating income	30,089	31,087	121,173	121,011
Less: Acquisitions & developments	(1,952)	(293)	—	—

Total same property operating income	$28,137	$30,794	$121,173	$121,011

Shopping centers	$22,502	$24,060	$121,173	$121,011
Mixed-Use properties	5,635	6,734

Total same property operating income	$28,137	$30,794	$121,173	$121,011

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.